CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Floating-Rate Medium-Term Notes, Series D Due January 23, 2009	$100,000,000	$10,700

(1)	Excludes accrued interest, if any.
(2)	A filing fee of $10,700, calculated in accordance with Rule 457(r), has been transmitted to the U.S. Securities and Exchange Commission in connection with the securities offered by means of this pricing supplement.

Filed pursuant to Rule 424(b)(3)
Registration No. 333-132469
333-132469-01 333-132469-02

Pricing Supplement No. 9, dated January 24, 2007,

to the Prospectus, dated March 16, 2006, and

the Prospectus Supplement, dated March 16, 2006.

$100,000,000

PRUDENTIAL FINANCIAL, INC.

FLOATING-RATE MEDIUM-TERM NOTES, SERIES D

DUE JANUARY 23, 2009

The note being purchased has the following terms:

UNDERWRITERS AND PRINCIPAL AMOUNT:

Prudential Investment Management Services LLC	$100,000,000

STATED MATURITY: January 23, 2009

SPECIFIED CURRENCY: U.S. dollars

principal: U.S. dollars

interest: U.S. dollars

exchange rate agent: Not applicable

ORIGINAL ISSUE DATE: January 23, 2007

ORIGINAL ISSUE PRICE: 100%

UNDERWRITERS’ COMMISSION: None

NET PROCEEDS TO PRUDENTIAL FINANCIAL: 100% or $100,000,000

AMORTIZING NOTE: Not applicable

ORIGINAL ISSUE DISCOUNT NOTE: Not applicable

EXTENDIBLE NOTE: Not applicable

FORM OF NOTE:

master global form only: Yes

non-global form available:

CUSIP No. 74432QAS4

REDEMPTION AND REPAYMENT: Not applicable

INTEREST RATE IS FIXED: No

INTEREST RATE IS FLOATING: Yes

Base Rate: Federal Funds Effective

Base Rate Source: FEDL01 Index (Bloomberg)

Initial Interest Rate: Not applicable

Spread, if any: 0.15%

Spread Multiplier, if any: Not applicable

Interest Reset Date(s): Daily

Interest Payment Date(s): Quarterly on each January 23, April 23, July 23 and October 23 of each year commencing April 23, 2007 and ending on the stated maturity date

Index Maturity: Not applicable

Maximum Interest Rate, if any: Not applicable

Minimum Interest Rate, if any: Not applicable

DEFEASANCE APPLIES AS FOLLOWS:

full defeasance—i.e., our right to be relieved of all our obligations on the note by placing funds in trust for the investor: Yes covenant defeasance—i.e., our right to be relieved of specified provisions of the note by placing funds in trust for the investor: Yes

Supplemental Plan of Distribution

Prudential Investment Management Services LLC is an affiliate of Prudential Financial within the meaning of Rule 2720(b)(1) of the Conduct Rules of the National Association of Securities Dealers, Inc., or NASD. Rule 2720 of the Conduct Rules of the NASD imposes certain requirements when an NASD member, such as Prudential Investment Management Services LLC, distributes an affiliated company’s securities. Prudential Investment Management LLC has advised Prudential Financial that this offering will comply with the applicable requirements of Rule 2720. Prudential Investment Management Services LLC will not confirm initial sales to accounts over which it exercises discretionary authority without the prior written approval of the customer.

Prudential Financial estimates that the total offering expenses will be approximately $20,000.

PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC